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                                                   EXHIBIT 99.1

                           Dow Jones & Company
              Fourth Quarter 2000 Earnings and 2001 Outlook
                     Conference Call Prepared Remarks
                         Thursday January 25, 2001

Conference Call Operator: "Welcome Ladies and Gentlemen to the Dow Jones Fourth Quarter Earnings Conference Call. All participants are currently in a listen-only mode. As a reminder, this call is being
recorded Thursday January 25, 2001.   Let me introduce your host for
this call, Dow Jones' Vice President of Investor Relations, Jerry
Leshne."

Jerry Leshne:  "Good morning.  Welcome to this call and webcast at
dj.com.   On our call today are Jerry Bailey, Chief Financial Officer;
Dick Tofel, Vice President of Corporate Communications; Ray
Baumkirchner, Vice President of Finance and Chris Vieth, Corporate
Controller.

"For your benefit, a transcript of today's prepared remarks will be on our web site shortly after the conclusion of this call. Also, this teleconference call will be available by replay starting at noon Eastern Time today, and ending at 6 p.m. on January 30th. To access audio replay, please call 402-220-9088. No pass code is needed. Finally, should you have any questions after the call, please feel free to telephone Investor Relations at 212-416-2679.

"As we begin our call, let me remind you that we will make certain forward-looking statements in an effort to assist you in understanding the company and its results, but our actual results may materially differ from those presented here. Additional information concerning risk factors that could cause such a difference can be found in the Company's documents filed with the Securities & Exchange Commission from time to time.

"Turning to our operating results for the fourth quarter.

"At $.83 per share before special items, results were in line with the $.83-$.86 range indicated at the beginning of December. At a high level, the quarter showed the effects of operating in a slowing, more cautious economy, that contrasts with conditions a year ago. We think that the quarter's operating results, in this new environment, also speak to the abiding strength of our franchise, and continued solid operating controls and disciplines. And nothing in the quarter should obscure the fact that for the full year, comparable earnings per share grew 36% on top of 27% growth in the prior year.

"It is now my pleasure to turn our call over to our CFO, Jerry Bailey."

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Jerry Bailey:  "Thanks, Jerry.

"I will start with a somewhat briefer than usual review of the 4th quarter, which will be followed by some detailed guidance on our expectations for 2001. Before getting to 4th quarter operating results, however, a few words on Bridge.

"You may note that our earnings release is labeled as preliminary. The reason for that is because we are continuing to evaluate the accounting and business aspects pertaining to our guarantee of payments from Bridge to Cantor Fitzgerald in regard to Cantor data made available on
Telerate terminals.   If we should conclude that a reserve is needed,
it would represent an additional one-time charge in the fourth quarter. In order to reach a conclusion, we need to see what events transpire at Bridge over the next several weeks. We should also note that we do regard the underlying data that Bridge is receiving from Cantor as having considerable value. Our write-off of our remaining investment in Bridge is something we considered to be prudent in light of the continued difficulties they have experienced.

 "Moving on to 4th quarter operating results - operating EPS of $.83 in the 4th quarter was down $.02 from the 4th quarter of 1999. The three most significant factors that contributed to the net $.02 decline were:

- 1st - Lower Print Publishing results, driven by the decline in Journal linage, which hurt EPS by $.14
- 2nd - Substantially improved results in Electronic Publishing benefited EPS by $.05.
- Finally, A significant reduction in Corporate Expenses benefited EPS by $.06. This reduction was due to lower professional service fees and reduced expense on our stock based incentive plans.

Moving on to operating results by segment (on pages 9 and 10 of the press release).

Print publishing revenues of $379 million in the 4th quarter were down 3% from a year ago. This reflected a 6% decline in U.S. revenues, partially offset by strong revenue growth in International print.

Wall Street Journal advertising linage for the quarter was down 9% on a per issue basis, reflecting both the general economic uncertainty, and the challenging comparisons to the 4th quarter of 1999, when linage was up 36% per issue. For the quarter, general advertising linage was down 9%; financial linage was down 19%; and classified and other linage was up 3%. The mix of advertising linage for the quarter was 64% general, 25% financial and 11% classified and other.

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December linage reflected our most challenging monthly comparison of the year. We were up against a 52% increase a year ago and we had two fewer issues this year. We also had to deal with a sharp fall-off in tombstone/IPO and B to C "dot.com" advertising, and some slowing in general corporate advertising symptomatic of the overall economy. As a result, Journal linage was down 31% in December or 24% per issue.

In total - and one would adjust these numbers upward by about 7 percentage points for the per-issue comparison - but in total for the month of December, the General category was down 32%, against a 44% increase a year ago; Financial was down 40%, compared with a 98% increase a year ago; while Classified and Other advertising was flat, compared with a 16% increase in December of 1999. Technology linage in December was down 35%, somewhat more than all other General categories taken as a whole. Strength in computer software helped to offset declines in other technology areas.

Getting back to the full fourth quarter numbers, in General linage the biggest swing factors were no surprise: B to C and other consumer-targeted e-commerce advertising. There was also a pullback in general corporate advertising, as we experienced the effects of tighter corporate expense budgets compared to a year ago.

Technology linage was up 9% in the quarter. Technology was 37% of General and 23% of total linage. We are defining technology linage the same way we did at this time last year, to include PC's and other computer hardware, software, and B to B electronic commerce advertising. This is a somewhat narrower definition than we actually applied in the past two quarters, when other categories were inadvertently included. These other categories represented approximately 5% of total linage. Technology was up 77% for the full year, and for the year, was 40% of General and 25% of Total linage. It was our largest category in 2000.

Turning to the Financial category, the biggest driver of the 4th quarter decline was tombstone/IPO linage, which was down 36%. Excluding tombstone linage, Financial was down 11%. The growth in Classified and other advertising was balanced across most categories. One final point on linage - for the full year 2000, linage was up 14%, with growth in all major categories and improved market share.

Turning to our International Print activities; advertising linage at The Asian Wall Street Journal was up 16% per issue, on top of 13% per issue a year ago. At The Wall Street Journal Europe, linage declined 1% per issue, against an increase of 43% per issue in the fourth quarter of 1999. The strong growth a year ago was bolstered by the Geneva Telecom show, which takes place once every four years, and drives considerable advertising. The strength of the dollar against the Euro also limited demand, from a competitive standpoint, as we bill advertising in dollars.


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Our Print Publishing EBITDA margin declined to 28.1% for the quarter, but still showed roughly 2.5% of margin improvement for the full year. Excluding newsprint and AmericaEconomia (which was in the equity line in 1999), Print Publishing expenses were down 1% for the quarter.

Total newsprint expense in the quarter (across both Print Publishing and Community Newspapers) was up $6.6 million, or 16%. This reflects higher average prices, offset by a 2% decline in volume. Average newsprint cost per ton was $592 in the quarter, compared to $500 a year ago. For the full year, average cost was $551 compared to $503.

Moving on to Electronic Publishing, the most relevant numbers to focus on are the numbers at the bottom of page 9, which include our 50% share of the Factiva joint venture. EBITDA of $18.5 million in the 4th quarter more than tripled from a year ago. To be fair, we should note that roughly 1/3 of the improvement in EBITDA reflected the sale of IDD
and migration of dowjones.com into work.com.   We should also note
that, if one excludes IDD and dowjones.com from the 4th quarter of 1999, then total Electronic Publishing revenues in the 4th quarter of 2000 were up 15% from the prior year.

Dow Jones Newswires revenues for the quarter were $60 million, up 9% from the 4th quarter of 1999, despite a one-time revenue pick-up of $1.2 million in the year-ago period. North American revenues were up 8% and International revenues grew by 20%. The rate of growth internationally in this business increased every quarter in 2000, from a decline in the first quarter to progressively higher rates of growth in the second, third, and now the fourth quarter.

"Our 50% share of Factiva generated revenues of $31 million during the 4th quarter, up 9% from the 4th quarter of 1999. The growth came from major new accounts, such as General Motors, Sprint and Proctor & Gamble, and higher revenue from existing customers. Strength of the U.S. dollar versus the British pound and Euro had a dampening effect on reported revenue growth. At constant exchange rates, total revenues would have grown 14%. Factiva was EBITDA positive for the quarter and has now reached a sustainable break-even point at the operating income line."

WSJ.com had revenues of $14 million in the quarter, up 27% from the 4th quarter of 1999, reflecting balanced growth between advertising and subscription revenues. The mix of advertising versus subscription revenues for the quarter was 65% advertising - 35% subscription. The number of subscribers at year-end was 535,000, compared to 500,000 at
September 30th.   Average unique visitors per business day were 100,000
in the 4th quarter compared to 90,000 in the 3rd quarter, and page views per unique visitor per month were 122, as compared to 149 in the 3rd quarter.

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Dow Jones Indexes revenues increased by 30% to $4.3 million in the 4th quarter, helped by one-time revenue from a contract termination fee. Normalized for this fee, Indexes revenues would have increased 12%.

Moving on to the equity lines (on page 8 of the press release). Equity losses from Work.com, SmartMoney and Factiva were $4.7 million in the 4th quarter. Excluding Factiva, which we have already talked to in segment results, the equity loss from Work.com and SmartMoney was $5.2 million, as compared to $2.0 million in the 4th quarter of 1999 (which
was prior to the creation of Work.com).   The other equity investment
line, which is largely comprised of our interests in the Soucy newsprint operation, CNBC in Asia and Europe, and our share of Handelsblatt, improved from a loss of $4.3 million in the 4th quarter of 1999 to a gain of $1.7 million this quarter.

Finally, turning to Community Newspapers, Ottaway had yet another excellent quarter, with revenues up 5% to $93 million and an EBITDA margin of 32.5% for the quarter. Advertising linage at Ottaway rose 0.5% for the quarter, with help from political advertising and an extra Sunday in the quarter.

In summary, it is fair to say that our full year results demonstrate continued progress in building The Wall Street Journal franchise, the Dow Jones brand, and our company as a whole. We clearly found ourselves operating in a more cautious environment toward the end of the fourth quarter. This slower environment is still with us, which is a good segue to a discussion of the forward outlook.

Given the current level of economic uncertainty, we would plan to share with you two forward scenarios and provide an EPS estimate for both. That will result in a wider band for our guidance than we would like, but that's the reality right now.

Both of our scenarios assume no recession or major market collapse.
The difference between the two scenarios has to do with how long the period of economic uncertainty lasts and how dramatic the recovery is. In our favorable case scenario, we assume the uncertainty starts to lift by the end of the first quarter and we achieve a fairly strong recovery commencing toward the end of the second quarter. In the less favorable case scenario, we assume the uncertainty persists through the second quarter and the recovery is weaker. In both scenarios we are assuming a constant level of international performance, driven off of continued modest growth in Europe and Asia, excluding Japan. The more favorable economic scenario is dampened somewhat by the assumption that the $50 March 1 increase in newsprint prices sticks; the less favorable economic scenario is ameliorated somewhat by the assumption that such a price increase doesn't stick. Obviously, in either scenario, we face tougher first half advertising comparisons. As an aside, on newsprint prices, while we have used an all or none price increase assumption in our two scenarios - in order to keep things simple - the most realistic view right now would be that some level of price increase, but not the full $50, will likely occur in both scenarios.

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We are continuing to target flat linage at The Wall Street Journal in the more favorable scenario. We continue to view this as realistic, even though January linage, on a per issue basis, will be down slightly more than December - we will come back to that in a minute. In the less favorable scenario we think full year linage could be down roughly 5%. We are using the same range for Barron's. At Ottaway Community Newspapers the range is flat to down 3%. Electronic Publishing revenues are obviously less sensitive to short-term economic changes so we would see the revenue growth variance between the two scenarios as being roughly 2%.

The headline is that, in the more favorable case scenario, that is assuming flat linage at The Wall Street Journal, we would expect to achieve mid single digit percentage EPS growth for the year. In the less favorable case scenario, we would expect EPS to decline by mid
single digits.    Before going any further, we would like to take a few
minutes to talk to the current advertising environment.

As noted earlier, we would expect January linage, on a per issue basis, to be down slightly more than the 24% decline we saw in December. As was the case in December, we face a very tough comparable; January 2000 linage was up 38% on a per issue basis; so while the decline may sound bad, this would still be our second-best January ever.

In January of last year we were benefiting from a surge in tombstone/IPO and B2C dotcom related advertising, which is what helped produce the record result. This January, both of these categories have essentially disappeared. To illustrate the impact, if we were to adjust the prior year numbers to exclude the Tombstone and B2C categories, then we would be down at a high single digit percentage level.

The remaining high single digit decline reflects a pull back from some of our technology advertisers and weakness in the domestic automobile category. However, it's worth noting that most of our long-term advertisers, including many in software, telecommunications and financial services, have moved ahead with scheduled campaigns this
month.   Consumer-category commitments in Weekend Journal have also held up. In other words, we are not seeing the sort of across-the-board continuing uncertainty or delay by advertisers that would signal a sustained slide.

For the first quarter, our best estimate at this time would be that we are down in a range of 15 to 20% in linage. Both ends of this range assume no B2C and minimal IPO for the quarter and that we continue to see some pullback from technology clients and the domestic auto sector. The down 20% scenario assumes the uncertainty over the economy continues and worsens a bit, causing advertisers to push spending to later in the year.

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At Ottaway, we expect January linage to be down roughly 2.5%.  The economic slowdown is hurting auto and help wanted classified linage; and retail display is continuing to feel the impact of store closings. We also have one less Sunday edition this January. For the first quarter, our best estimate at this time would be that we are down 1% from last year.

Getting back to EPS growth; the key reasons why we are confident in our ability to produce at least mid single digit growth in the more favorable case scenario are:

1st - The advertising rate increase at The Wall Street Journal, which will average around 5%, means that there will be some level of revenue growth even on flat linage.
2nd -The fact that the business transition at Factiva is complete, combined with the continued progress we are making at Newswires and WSJ.com means we are very confident about producing double digit revenue growth and enhanced margins across our Electronic Publishing businesses in 2001; and
3rd - A significant reduction in equity losses and continued benefits from share buyback. These two items alone will add 4.5% to our 2001 EPS growth rate. However, that benefit will be reduced to 3% due to an increase in our tax rate, which we will come back to later.

Now, on to more detail, starting with revenues. Note that, with all of this detail, we will be referencing the favorable case scenario; at the end we will bridge the numbers back to the less favorable case.

1. Flat linage at The Wall Street Journal should translate into total print publishing revenue growth of 4 to 5%, reflecting the rate increase at The Wall Street Journal, some continued decline in circulation revenues, and double digit International growth.
2. 4% revenue growth at Ottaway Community Newspapers and solid double-digit growth in our Electronic Publishing revenues should lead to total Dow Jones 2001 revenue growth of roughly 6%.

In terms of expenses, as noted earlier, in the favorable case scenario, we are budgeting a further $50 increase in newsprint costs, effective March 1, 2001, which would bring average 2001 costs to $637 per ton, as compared to $551 per ton in 2000. In other words, assuming flat linage, our newsprint expenses, which represent just over 10% of our total cost base, will be up close to 17% this year.

Excluding newsprint, we will hold expense growth in our print publishing and community newspaper businesses to under 5%. When factoring in newsprint, this means we would be targeting margin levels that are down marginally - by this we mean less then 1% in both segments.

In Electronic Publishing, we would expect our full year 2001 margin, including our share of Factiva, to be up roughly 2%, with a much higher margin level in the 4th quarter of 2001 - but one that frankly does leave us still short from our prior 27% target.

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There will also be some other areas contributing to EPS growth:
1. Excluding Factiva, we would expect our equity losses to be under $10 million next year, as compared to the full year 2000 loss of $22 million. This would reflect continued improvement in international TV and Soucy, as well as substantial improvement at SmartMoney. That pretax swing of at least $12 million will benefit our 2001 EPS growth rate by 2.5%.
2. We would expect our continued share buyback program to lead to a roughly 2% net decline in average diluted shares outstanding in 2001 as compared to 2000, which is not far below the level of impact we saw in 2000. Our basic shares outstanding as of 12/31/00 were down to 86.8 million. That compares to 96.7 million at the end of 1997.

There will, however, be one area that hurts growth, which is a slightly higher tax rate. This is due to a growing excess foreign tax credit position resulting from the growth in our international activities. What this means that we are not able to fully offset our foreign taxes against our U.S. tax on foreign source income, which serves to push up our consolidated tax rate. We are working on a solution, but the end result is that we are budgeting under an assumption that our 2001 tax rate will increase to 40%, from 39.2% in 2000. This .8% increase will hurt 2001 EPS by just under 5 cents and our 2001 EPS growth rate by 1.5%.

One final point on the advertising environment: It is not out of the question that the environment for all of 2001 turns out to be more favorable than our favorable case. Conversely, the environment could also be worse than our less favorable case. The two points here are:
1st, we clearly have more volatility in quarterly linage than was once the case, but that is not a new theme; and 2nd, our bottom line objective is to continue to build market share, whatever the environment - which is also not a new theme.

Now, we would like to bridge everything we have said to the less favorable case assumptions and then turn to expectations for the first quarter. First of all, an updated rule of thumb - we had once said, at least to some of you, that each 1% change in Journal linage, with everything else constant, would impact EPS by roughly $.04. Due to increased advertising rates, a higher base of advertising, and less shares outstanding, that relationship is now $.05. In other words, a 5% swing in Journal linage, ignoring the impact of the related shift in environment on other businesses, would be expected to impact EPS by roughly $.25. A similar swing at Barron's, combined with a 3% swing at Ottaway Community Newspapers, and a 2% reduction in our growth rate for Electronic Publishing revenues would impact EPS by an additional $.15. We then need to reduce all of this by a $.05 benefit from not envisioning the newsprint price increase to stick in this scenario, which produces a net delta off of the favorable case of $.35. That delta would take us from a mid single digit increase in EPS to a mid single digit decline - which range then represents the best guidance we can provide you with at this point in the year and in an environment that continues to have a lot of uncertainty.

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As noted earlier, we expect first quarter linage at The Wall Street
Journal to be down 15 to 20% and at Ottaway Community Newspapers to be down roughly 1%. This would produce a first quarter EPS number of between $.55 and $.61, which would be down roughly anywhere from 30 to
40% from the first quarter of 2000.   While a 30 to 40% decline is
significant to make up, we do not view it as unrealistic to still produce mid-single digit growth for the year, assuming the economic uncertainty starts to lift by the end of the first quarter. You have seen, over the last two years, the sort of linage and earnings growth performance we can deliver in good environments.

You should also be assured that we are carefully managing what is an already modest level of expense growth to gear as much of it as possible for the second half, so as to preserve flexibility should the first half environment be worse than either of our scenarios.

One final point on the forward outlook. One question that may be on your minds is how could developments at Bridge affect the Dow Jones Newswires business, and what impact would that have on the 2001 outlook we have just talked to. First of all we should emphasize that, as with other terminal vendors, for the most part, we directly bill the end user customer for our services. Second, we have no reason to believe
that Bridge will be unable to serve its customers.   However, should
such an unlikely case occur at some point, we would not see any long term adverse impact on Dow Jones Newswires, but there would clearly be some one time transitional impact. In addition to our direct customer relationships, we also presently receive just under $3 million a quarter in revenues directly from Bridge, related to wholesale agreements. In the long term, if Bridge failed to perform under these agreements, we would sell the news covered by these agreements directly to the end users. In the near term though this would be another area of transitional impact. The bottom line is that over any particular 12-month period, the aggregate transitional impact would mean that instead of being able to target double-digit revenue growth, we would have revenue growth at the mid-single digit rate. This has not been factored into the guidance we have provided you.

Before we turn to questions, I simply can't finish without a few comments on valuation, especially given that this is my last opportunity to talk to my favorite subject.

- Assuming mid single digit EPS growth in 2001, we would expect 2001 EBITDA to grow by roughly 5% to just under $650 million, off of a base of $617 million this year.
- Given our continued share buyback program, we would also expect basic
shares to be down to 84.5 million by the end of 2001.   We use basic
shares for valuation analysis purposes, as we are quite confident that our continued share buyback program will more than offset the dilutive impact of employee option exercise.

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- All of this means that, at $58 per share, we are trading at 7.5 times our 2001 EBITDA, after also taking into account this year's share
buyback program.   This also assumes no value is given to our various
equity investments, excluding Factiva. (Our share of Factiva is already included in the EBITDA and other numbers we have already spoken
to).
- As one looks at relative valuation, it is also important to recognize our low level of debt, so if one is making the peer group comparison one might want to first of all deduct net interest expense and then look at the ratios or otherwise add debt into market cap.
- On whichever basis you choose to use, we think our valuation is very low, especially given the reacceleration in EPS growth that we expect in the second half of this year, building further in 2002, as the color print expansion project comes online, and as we achieve continued success with building Electronic Publishing revenues and margins. As one turns to 2002, also keep in mind that our capital expenditures will decline significantly, meaning more cash available for our share buyback program and other strategic investments. For 2001 we would expect total capital expenditures of $200 million, including $65 million to complete the color print expansion program.

With that, we would welcome your questions.


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                                 PAGE 11


Information Relating To Forward-Looking Statements

These remarks contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the extent to which the company is called upon to perform under the guarantee to Cantor Fitzgerald Securities and Market Data Corporation, and the extent to which Bridge would perform under its agreement to indemnify the company in that event; with respect to Newswires, the extent and impact of delays and difficulties that would be encountered in a migration process if Bridge was unable to serve its customers; global business, economic and stock market conditions, and the negative impact of economic downturns on advertising sales, in particular, and on sales of the company's products and services; the intense competition the company's products and services face in the markets for financial news and information and advertising revenues from newspapers, specialized magazines, free and paid Internet publications and services, financial television programming and other new media; economic conditions that are influencing the rate and volume of advertising linage, in particular IPO and dotcom advertising, and the resulting impact on the company's advertising revenues; the company's ability to increase its circulation and advertising revenues from its international print publications, given competition from local publications and from other international publications; with respect to Newswires, the rate of addition of new subscribers, particularly, outside the U.S., and cancellations of Telerate and Bridge terminals; the company's ability to achieve and maintain a diversified advertising base for its print publications; increased competition in the market for electronic business information and research services and Factiva's ability to increase its market share and revenues in the face of competition from local providers with more local content and from other international providers; wsj.com's ability to increase its revenues in light of its paid subscription model; the company's ability to leverage its brands and develop new and enhanced "vertical" Internet sites and to generate advertising and other revenues from these sites; the amount of user traffic on the company's Internet sites and the pricing of advertising on Internet sites generally; the difficult comparisons the company will face in 2001 in light of the high level of advertising sales revenue achieved at The Wall Street Journal in the past year; the company's ability to manage expense growth; adverse developments relating to the company's commitments, contingencies and equity investments; potential delays in expanding the company's newspaper page and color printing capacity; potential increased regulation of on-line businesses; the cost of newsprint; and such other risk factors as may have been or may be included from time to time in the company's reports filed with the Securities and Exchange Commission.